AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               IES UTILITIES, INC.

                                       AND

                            INTERSTATE POWER COMPANY

                           DATED AS OF MARCH 15, 2000

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                                TABLE OF CONTENTS

Article I THE MERGER...........................................................1

  1.1    Effective Time of the Merger..........................................1
         ----------------------------
  1.2    Closing...............................................................1
         -------
  1.3    Effects of the Merger.................................................1
         ---------------------
  1.4    Directors and Officers of the Surviving Corporation...................2
         ---------------------------------------------------

Article II EFFECT OF THE MERGER ON THE CAPITAL
           STOCK OF THE CONSTITUENT COMPANIES..................................2

  2.1    Effect on Capital Stock of IES and IPW................................2
         --------------------------------------

Article III REPRESENTATIONS AND WARRANTIES.....................................3

  3.1    Representations and Warranties of IES.................................3
         -------------------------------------
  3.2    Representations and Warranties of IPW.................................6
         -------------------------------------

Article IV COVENANTS RELATING TO CONDUCT OF BUSINESS...........................9

  4.1    Covenants of IES and IPW..............................................9
         ------------------------

Article V ADDITIONAL AGREEMENTS................................................9

  5.1    Preparation of the Proxy Statement....................................9
         ----------------------------------
  5.2    Access to Information.................................................9
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  5.3    Shareholders' Meetings...............................................10
         ----------------------
  5.4    Legal Conditions to Merger...........................................10
         --------------------------
  5.5    Expenses.............................................................10
         --------
  5.6    Indemnification: Directors and Officers..............................10
         ---------------------------------------
  5.7    Additional Agreement: Reasonable Efforts.............................11
         ----------------------------------------

Article VI CONDITIONS PRECEDENT...............................................12

  6.1    Conditions to Each Party's Obligation to Effect the Merger...........12
         ----------------------------------------------------------

Article VII TERMINATION AND AMENDMENT.........................................13

  7.1    Termination..........................................................13
         -----------
  7.2    Effect of Termination................................................13
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  7.3    Amendment............................................................13
         ---------
  7.4    Extension, Waiver....................................................13
         -----------------

Article VIII GENERAL PROVISIONS...............................................13


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  8.1    Nonsurvival of Representations and Warranties........................13
         ---------------------------------------------
  8.2    Notices..............................................................13
         -------
  8.3    Interpretation.......................................................14
         --------------
  8.4    Counterparts.........................................................14
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  8.5    Entire Agreement; No Third Party Beneficiaries.......................14
         ----------------------------------------------
  8.6    Governing Law........................................................14
         -------------
  8.7    Saving Clause........................................................15
         -------------



                                      -ii-
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     AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2000 (the "Agreement"), between IES Utilities, Inc., an Iowa corporation ("IES") and Interstate Power Company, a Delaware corporation ("IPW").

     WHEREAS, upon full consideration of the best interests of IES and IPW, including a full consideration of certain community interest factors, that is, the effect of a merger of IES and IPW upon their respective shareholders, employees, suppliers, creditors, customers and the communities in which each company operates, both in the long term and the short term; and

     WHEREAS, upon full consideration whether the interests of both companies may be best served by their continued independence.

     NOW, THEREFORE, with the approvals of their respective Boards of Directors and subject to votes of their respective preferred shareholders required by law, IES and IPW hereby agree to a plan of merger of IPW into IES (the "Merger"), upon the following terms and conditions:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, certificates and/or articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered on the Closing Date (as defined in Section 1.2) to the respective Secretaries of State of the States of Iowa, Illinois, Delaware and Minnesota for filing, as provided in the respective business corporation laws of said states, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the last filing of the Articles of Merger by a said Secretary of State or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.2 Closing. The Closing of the Merger (the "Closing") will take place on a date (the "Closing Date") to be specified by the parties after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI at the offices of IES, 200 First Street, S.E., Cedar Rapids, Iowa 52401, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effects of the Merger. At the Effective Time, IPW will be merged into IES (IES and IPW are each sometimes referred to herein as a "Constituent Company"), and the separate existence of IPW shall cease. IES will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), to be renamed upon the consummation of the Merger with the filing of Restated Articles of Incorporation of IES under a new corporate name. The Articles of Incorporation of IES immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of IES as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation and the Merger shall have all the effects provided by applicable law.

     1.4 Directors and Officers of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall remain the same as the current Boards of Directors of IES and IPW and will be composed of: Lee Liu, Chairman of the Board; Alan B. Arends; Erroll B. Davis, Jr.; Jack B. Evans; Rockne G. Flowers; Joyce L. Hanes; Katharine C. Lyall; Arnold M. Nemirow; Milton E. Neshek; Judith D. Pyle; Robert D. Ray; Wayne H. Stoppelmoor, Vice Chairman; Robert W. Schlutz; and Anthony R. Weiler.

     The Officers of the Surviving Corporation shall be:

          Enrique Bacalao, Assistant Treasurer
          Erroll B. Davis, Jr., Chief Executive Officer
          Daniel A. Doyle, VP-Chief Accounting & Financial Planning Officer Dean E. Ekstrom, VP-Sales and Service
          Edward M. Gleason, VP-Treasurer and Corporate Secretary
          William D. Harvey, Executive VP-Generation
          Dundeana K. Langer, VP-Customer Services and Operations
          Daniel L. Mineck, VP-Performance Engineering and Environmental Steven F. Price, Assistant Treasurer
          Eliot G. Protsch, President
          Robert A. Rusch, Assistant Treasurer
          Dale R. Sharp, Senior VP-Transmission
          Daniel L. Siegfried, Assistant Corporate Secretary
          Barbara J. Swan, Executive VP and General Counsel
          Thomas M. Walker, Executive VP and Chief Financial Officer
          Pamela J. Wegner, Executive VP-Corporate Services
          Linda J. Wentzel, Assistant Corporate Secretary
          David L. Wilson, VP-Nuclear
          Kim K. Zuhke, VP-Customer Operations

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                       STOCK OF THE CONSTITUENT COMPANIES

     2.1 Effect on Capital Stock of IES and IPW. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of IES Common Stock, IES Preferred Stock, IPW Common Stock or IPW Preferred Stock (as each such term is herein defined):

          (a) IES Common Stock and IPW Common Stock. (i) All issued and outstanding shares of IES Common Stock, wholly owned by Alliant Energy Corporation ("Alliant"), shall be canceled and an identical number of shares of


                                       2
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Common Stock shall be issued to Alliant by the Surviving Corporation upon the consummation of the merger, and (ii) all issued and outstanding shares of IPW Common Stock, wholly owned by Alliant shall be canceled and retired and shall cease to exist upon the consummation of the Merger.

          (b) IES Preferred Stock and IPW Preferred Stock. Each issued and outstanding share of each series of IES Preferred Stock and IPW Preferred Stock (other than shares with respect to which the holder thereof exercises rights to dissent) shall be converted into the shares of the Surviving Corporation in accordance with a conversion ratio to be decided by amendment to this Agreement.

          (c) Shares of Dissenting Holders. Any issued and outstanding shares of IES or IPW Preferred Stock held by a person who objects to the Merger and complies with all applicable provisions of the Iowa Business Corporation Act ("IBCA") or the General Corporation Law of Delaware ("GCLD"), respectively, concerning the right of such person to dissent from the Merger and demand appraisal of such shares ("Dissenting Holder") shall not be affected as described in Section 2.1(b) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the IBCA or the GCLD.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of IES. IES represents and warrants to IPW as follows:

          (a) Organization, Standing and Power. IES is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all the requisite power and authority to own, lease and operate its properties and to carry on all its business as now being conducted.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of IES consists of 24 million shares of IES Common Stock and 120,000 shares of 4.30% Cumulative Preferred Stock, 246,406 shares of 4.80% Cumulative Preferred Stock and 100,000 shares of 6.10% Cumulative Preferred Stock (collectively, the "IES Preferred Stock"). At the close of business on March 14, 2000, (i) 13,370,788 shares of IES Common Stock were outstanding, all of said shares being held by Alliant, (ii) 120,000 shares of 4.30% Cumulative Preferred Stock, 146,406 shares of 4.80% Cumulative Preferred Stock, and 100,000 shares of Cumulative Preferred Stock designated as Series 6.10% were outstanding, and none were held by IES or any of its affiliates, and no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") were issued or outstanding. All outstanding



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shares of IES Common and IES Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which IES is a party or by which it is bound obligating IES to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IES or obligating IES to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) Authority. IES has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by a majority of the holders of each class of IES Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of IES, subject to such approval as is necessary by the holders of IES Preferred Stock. This Agreement has been duly executed and delivered by IES and, subject to any necessary approval of this Agreement by the holders of IES Preferred Stock, constitutes a valid and binding obligation of IES enforceable in accordance with its terms. Except as contemplated by the next sentence hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall hereinafter be referred to as a "Violation") pursuant to, (A) any provision of the Articles of Incorporation or Bylaws of IES, (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, or (C) any judgment or order, decree, statute, law, ordinance, rule or regulation applicable to IES or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on IES.

          No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to IES, in connection with the execution and delivery of this Agreement by IES or the consummation by IES of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IES, except for (i) the filing with the SEC of
(A) a proxy statement in definitive form relating to the meeting of holders of IES Preferred Stock to be held in connection with the Merger (the "IES Proxy Statement"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the obtaining of such orders from, the state authorities, including the state securities authority, that are required in connection with the transactions contemplated by this Agreement, (iii) the filing of the Certificates and/or Articles of Merger with


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the Secretary of State of the States of Iowa, Minnesota, Delaware and Illinois
and (iv) such filings, authorizations, orders and approvals (the "FERC Approvals") as are required under the Federal Power Act, as amended (the "FPA"), and with any other state and local governmental authorities, including the Iowa Utilities Board, the Minnesota Public Service Commission, and the Illinois Commerce Commission (the "State Utility Commission Approvals").

          (d) SEC Documents. IES has made available to IPW a true and complete copy of each report, schedule and registration statement filed by IES with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "IES SEC Documents") which are all the documents (other than preliminary material) that IES was required to file with the SEC since that date. As of their respective dates, the IES SEC Documents complied in all material aspects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IES SEC Documents, and none of the IES SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IES included in the IES SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements to normal, recurring audit adjustments) the consolidated results of its operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95 ("FASB 95")) for the periods then ended.

          (e) Information Supplied. None of the information supplied or to be supplied by IES for inclusion or incorporation by reference in the IES Proxy Statement will, at the date mailed to shareholders and at the time of any meeting of the shareholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The IES Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Compliance with Applicable Laws. IES holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of IES (the "IES Permits"). IES is in compliance with the terms of the IES Permits, except where failure to comply would not have a material adverse effect on IES. Except as disclosed in the IES SEC Documents filed prior to the date of this Agreement, the businesses of IES are not


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being conducted in violation of any law, ordinance or regulation of any
Governmental Entity, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on IES.

          (g) Absence of Certain Changes or Events. Except as disclosed in the IES SEC Documents filed prior to the date of this Agreement, or in the unaudited balance sheet of IES at February 29, 2000, and the related statements of income, cash flows and changes in shareholders' equity (the "2000 IES Financials"), true and correct copies of which have been delivered to IPW, or except as contemplated by this Agreement, since the date of the 2000 IES Financials, there has been no material adverse change in the business, or the financial or other condition of IES.

          (h) Vote Required. Subject to the next sentence, the affirmative votes of the holders of a majority of the outstanding shares of each of the IES Preferred Stock Series 4.30%, 4.80%, and 6.10%, each class and series voting separately as an individual class, are the only votes of the holders of any classes or series of IES capital stock necessary to approve this Agreement and the transactions contemplated hereby, according to the rights granted to the holders of the 4.30% Cumulative Preferred Stock, the 4.80% Cumulative Preferred Stock and the Series 6.10% Cumulative Preferred Stock in IES's Amended and Substituted Articles of Incorporation, as amended. The holder of all outstanding shares of IES Common Stock has approved the Agreement and the transactions contemplated hereby.

     3.2 Representations and Warranties of IPW. IPW represents and warrants to IES as follows:

          (a) Organization, Standing and Power. IPW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on all its business as now being conducted.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of IPW consists of 30 million Shares of IPW Common Stock and 200,000 shares of 4.36% Cumulative Preferred Stock, 166,000 shares of 4.68% Cumulative Preferred Stock, 100,000 shares of 7.76% Cumulative Preferred Stock, and 545,000 shares of 6.40% Cumulative Preferred Stock (collectively, the "IPW Preferred Stock"). At the close of business on March 14, 2000 (i) 9,777,432 shares of IPW Common Stock were outstanding, all of said shares being held by Alliant, (ii) 60,455 shares of 4.36% Cumulative Preferred Stock, 55,926 shares of 4.68% Cumulative Preferred Stock, 100,000 shares of 7.76 % Cumulative Preferred Stock, and 545,000 shares of 6.40% Cumulative Preferred Stock were outstanding and none were held by IPW or any of its affiliates, and no Voting Debt was issued or outstanding. All outstanding shares of IPW Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which IPW is a


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

party or by which it is bound obligating IPW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IPW or obligating IPW to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) Authority. IPW has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by a majority of the holders of each class of IPW Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of IPW, subject to such approval as is necessary by the holders of IPW Preferred Stock. This Agreement has been duly executed and delivered by IPW and, subject to any necessary approval of this Agreement by the holders of IPW Preferred Stock, constitutes a valid and binding obligation of IPW enforceable in accordance with its terms. Except as contemplated by the next sentence hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any Violation of (A) any provision of the Articles of Incorporation or Bylaws of IPW, (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, or (C) any judgment or order, decree, statute, law, ordinance, rule or regulation applicable to IPW or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on IPW.

          No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to IPW, in connection with the execution and delivery of this Agreement by IPW or the consummation by IPW of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IPW, except for
(i) the filing with the SEC of (A) a proxy statement in definitive form ("IPW Proxy Statement") relating to the meeting of holders of IPW Preferred Stock to be held in connection with the Merger, and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (iii) the filing of the Certificates and/or Articles of Merger with the Secretary of State of the States of Iowa, Minnesota, Delaware and Illinois and (iv) the FERC and the State Utility Commission Approvals.

          (d) SEC Documents. IPW has made available to IES a true and complete copy of each report, schedule and registration statement filed by IPW with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "IPW SEC Documents") which are all the documents (other than preliminary material) that IPW was required to file with the SEC since that date. As of their respective dates, the IPW SEC Documents complied in all material aspects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IPW SEC Documents, and none of the IPW SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IPW included in the IPW SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements to normal, recurring audit adjustments) the consolidated results of its operations and cash flows (or changes in financial position prior to the approval of FASB 95) for the periods then ended.

          (e) Information Supplied. None of the information supplied or to be supplied by IPW for inclusion or incorporation by reference in the IPW Proxy Statement will, at the date mailed to shareholders and at the time of any meeting of the shareholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The IPW Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Compliance with Applicable Laws. IPW holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of IPW (the "IPW Permits"). IPW is in compliance with the terms of the IPW Permits, except where failure to comply would not have a material adverse effect on IPW. Except as disclosed in the IPW SEC Documents filed prior to the date of this Agreement, the businesses of IPW are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on IPW.

          (g) Absence of Certain Changes or Events. Except as disclosed in the IPW SEC Documents filed prior to the date of this Agreement, or in the unaudited balance sheet of IPW at February 29, 2000, and the related statements of income, cash flows and changes in shareholders' equity (the "2000 IPW Financials"), true and correct copies of which have been delivered to IES, or except as contemplated by this Agreement, since the date of the 2000 IPW Financials, there has been no material adverse change in the business, or the financial or other condition of IPW.

          (h) Vote Required. Subject to the next sentence, the affirmative votes of the holders of a majority of the outstanding shares of each of the IPW Preferred Stock Series 4.36%, 4.68%, 7.76% and 6.40%, each class and series voting separately as an individual class, are the only votes of the holders of any classes or series of IPW capital stock necessary to approve this Agreement and the transactions contemplated hereby, according to the rights granted to the holders of the 4.36% Cumulative Preferred Stock, the 4.68% Cumulative Preferred Stock, the 7.76% Cumulative Preferred Stock, and the 6.40% Cumulative Preferred Stock in IPW's Articles of Incorporation, as amended. The holder of all outstanding shares of IPW Common Stock has approved this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of IES and IPW. During the period from the date of this Agreement and continuing until the Effective Time, IES and IPW each agree that (except as expressly contemplated or permitted by this Agreement or to the extent the other party shall otherwise consent in writing):

          (a) Ordinary Course. Each party shall carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Governing Documents. No party shall amend or propose to amend its Certificate or Articles of Incorporation or Bylaws.

          (c) Filings with Governmental Entities. Each party shall promptly provide the other copies of all filings made by such party with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Preparation of the Proxy Statement. IES and IPW shall promptly prepare and file with the SEC their Proxy Statements.

     5.2 Access to Information. Upon reasonable notice, IES and IPW shall afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, IES and IPW shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.


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     5.3  Shareholders' Meetings. IES shall call a meeting of the holders of IES
Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. IES will, through its Board of Directors, recommend to the holders of IES Preferred Stock approval of such matters. IPW shall call a meeting of the holders of IPW Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. IPW will, through its Board of Directors, recommend to the holders of IPW Preferred Stock the approval of such matters. IES and IPW shall coordinate and cooperate with respect to the timing of such meetings as soon as practicable after the date hereof.

     5.4 Legal Conditions to Merger. Each of IES and IPW will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information in connection with the FERC and State Utility Commission Approvals and in connection with the approval of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. IES and IPW will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by IES or IPW in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be shared by IES and IPW based upon a ratio of assets, revenues and operating expenses, regardless of which company actually incurs such costs and expenses.

     5.6 Indemnification: Directors and Officers. Each of the Constituent Companies shall, and from and after the Effective Time the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or had been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Surviving Corporation or a Constituent Company or any of their subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such a person is or was a director, officer or employee of such Constituent Company, the Surviving Corporation, or any subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under Iowa law to indemnify its own directors, officers and employees, as the case may be (and each of the Constituent Companies and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).


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

     Without limited the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Company (or them and the Surviving Corporation after the Effective Time); (ii) such Constituent Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Company nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Company or the Surviving Corporation (but the failure to so notify a party shall not relieve such party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and the heirs and representatives of each Indemnified Party.

     5.7 Additional Agreement: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the holders of IES and IPW Preferred Stock described in Section 6.1(a), including cooperating fully with the other party, including by providing information and making all necessary filings in connection with, among other things, the FERC Approvals and the State Utility Commission Approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Constituent Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved by the holders of the outstanding shares of IES Preferred Stock Series 4.30%, 4.80% and 6.10% and holders of the outstanding share(s) of IPW Preferred Stock Series 4.36%, 4.68%, 7.76% and 6.40%, as provided in Sections 3.1(h) and Section 3.2(h), respectively.

          (b) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with any Governmental Entity the failure to obtain or make which could have a material adverse effect on the Surviving Corporation shall have been filed, obtained or made, including but not limited to the FERC Approvals and State Utility Commission Approvals. IES shall have received all state securities or "Blue Sky" permits and other authorizations necessary to consummate the Merger.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (d) Taxes. Counsel to IES and IPW shall have delivered its opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that IES and IPW will each be a party to that reorganization within the meaning of Section 368(b) of such Code.

          (e) Consents Under Agreements. IES and IPW shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of IES or IPW under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IES or IPW, as the case may be, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

          (f) Representations and Warranties. The respective representations and warranties of IES and IPW set forth in this Agreement shall be true and correct in all


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

material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of IES or IPW, by consent of IES and IPW.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of IES or IPW or their respective officers or directors.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of IES or of IPW, but, after any such approval, no material amendment shall be made without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension, Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except those in Sections 5.6 and 5.7.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when personally delivered, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses:


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

          (1)      if to IES, to:      IES Utilities, Inc.
                                       200 First Street, S.E.
                                       Cedar Rapids, Iowa 52401
                                       Attention: President

          (2)      if to IPW, to:      Interstate Power Company
                                       1000 Main Street
                                       Dubuque, Iowa 52004
                                       Attention: President

     8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 15, 2000.

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.


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

     8.7 Saving Clause. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles.

     IN WITNESS WHEREOF, IES and IPW have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         IES UTILITIES, INC.



                                         By:  /s/ Eliot G. Protsch
                                             -----------------------------------
                                             Name:    Eliot G. Protsch
                                             Title:   President



                                         INTERSTATE POWER COMPANY



                                         By:  /s/ Dale R. Sharp
                                             -----------------------------------
                                             Name:    Dale R. Sharp
                                             Title:   President




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